Exhibit 99.1

Hyliion Announces Redemption of Public Warrants

November 30, 2020

AUSTIN, Texas — Hyliion Holdings Corp. (NYSE: HYLN; HLYN WS) (“Hyliion”), a leader in electrified powertrain solutions for Class 8 commercial vehicles, today announced that holders of its approximately 12.5 million outstanding warrants (the “Public Warrants”) to purchase shares of its common stock, $0.0001 par value per share (the “Common Stock”) will have until 5:00 p.m., New York City time, on December 30, 2020 to exercise their Public Warrants. The Public Warrants are exercisable for an aggregate of approximately 12.5 million shares of Common Stock at a price of $11.50 per share, representing a total of approximately $144.0 million in potential proceeds to Hyliion. Pursuant to the terms of the agreements governing the rights of the holders of the Public Warrants, Hyliion is entitled to redeem all of the outstanding Public Warrants for a redemption price of $0.01 per Public Warrant (the “Redemption Price”) if the last sales price of the Common Stock is at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which a notice of redemption is given. This share price performance target has been met. Any Public Warrants that remain unexercised immediately after 5:00 p.m., New York City time, on December 30, 2020 will be void and no longer exercisable, and the holders of those Public Warrants will be entitled to receive $0.01 per Public Warrant. Holders of Public Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Public Warrants since the process to exercise is voluntary.

The Public Warrants were issued under (i) the Warrant Agreement, dated as of February 27, 2019 (the “Warrant Agreement”), by and between Tortoise Acquisition Corp. (“TortoiseCorp”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) and (ii) the Amended and Restated Forward Purchase Agreement, dated February 6, 2019, among TortoiseCorp, Tortoise Sponsor LLC and Atlas Point Energy Infrastructure Fund, LLC, as amended by the First Amendment to Amended and Restated Forward Purchase Agreement, dated June 18, 2020. Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement and still held by the initial holders thereof or their permitted transferees are not subject to this redemption.

None of Hyliion, its board of directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by Hyliion under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-249649).

Questions concerning redemption and exercise of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of Hyliion’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Hyliion Holdings Corp.

Hyliion’s mission is to reduce the carbon intensity and greenhouse gas (GHG) emissions of commercial transportation Class 8 vehicles by being a leading provider of electrified powertrain solutions. Leveraging advanced software algorithms and data analytics capabilities, Hyliion offers fleets an easy, efficient system to decrease fuel and operating expenses while seamlessly integrating with their existing fleet operations. Headquartered in Austin, Texas, it designs, develops and sells electrified powertrain solutions that are designed to be installed on most major Class 8 commercial vehicles, with the goal of transforming the commercial transportation industry’s environmental impact at scale. For more information, visit www.hyliion.com.

Contacts

For media inquiries please contact:

Mustafa Riffat / Jeremy Cohen
Edelman
mustafa.riffat@edelman.com / jeremy.cohen@edelman.com

For Investor Relations inquiries please contact:

Bob Gujavarty
bob.gujavarty@hyliion.com